SHARE EXCHANGE AGREEMENT

by and among

SKYBORNE TECHNOLOGY, INC. ("SKYBORNE")

and

THE STOCKHOLDERS OF SKYBORNE,

on the one hand;

and

R SQUARED TECHNOLOGIES, INC.,

on the other hand

October 29, 2019

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of October 29, 2019 (this "**Agreement**"), is made and entered into by and among SKYBORNE TECHNOLOGY, INC., a Florida corporation ("**Skyborne**"), and the stockholders of Skyborne executing this Agreement (each a "**Shareholder**" and collectively, "**Shareholders**"), on the one hand; and R Squared Technologies, Inc., a Delaware corporation ("**R2**"), on the other hand.

RECITALS

WHEREAS, the Board of Directors of R2 adopted resolutions approving R2's acquisition of all of the outstanding stock of Skyborne by means of a share exchange with the Shareholders, upon the terms and conditions hereinafter set forth (the "**Acquisition**");

WHEREAS, the Shareholders own all of the outstanding capital stock of Skyborne, consisting of 1,000 shares of stock (the "**Skyborne Shares**");

WHEREAS, upon consummation of the transactions contemplated by this Agreement and subject to the terms hereof, Skyborne will become a 100% wholly-owned subsidiary of R2; and

WHEREAS, it is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(B) and/or Section 351 of the Internal Revenue Code of 1986, as amended (the "**Code**") and the regulations corresponding thereto, so that the Acquisition shall qualify as a tax free reorganization under the Code, and it is intended that this share exchange transaction shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
THE ACQUISITION

1.1 The Acquisition. Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined) the parties shall do the following:

(a) The Shareholders will sell, convey, assign and transfer to R2 the Skyborne Shares held by the Shareholders, which in the aggregate shall constitute 100% of the issued and outstanding capital stock of Skyborne, and Skyborne shall re-issue such certificates in the name of R2.

(b) In exchange for the Skyborne Shares, R2 shall cause Crescent Saints Holdings, LLC to transfer to DCL Invest, LLC, a Florida limited liability company owned 100% and controlled by the Shareholders ("**DCL**"), 5,000,000 shares of R2 Common Stock (collectively, the "**Consideration Shares**").

1.2 Closing Date. The closing of the Acquisition (the "**Closing**") shall take place on October __, 2019 or as soon as practicable after the satisfaction or waiver of the conditions to Closing set forth in Article 7, or on such other date as may be mutually agreed upon by the parties. Such date is referred to herein as the "Closing Date."

1.3 Surrender and Exchange of Certificates.

At the Closing, (i) the Shareholders shall cause a certificate representing the Skyborne Shares to be issued and delivered to and in the name of R2, following tender of such shares by the Shareholders to Skyborne for transfer to R2 in accordance with this Agreement and (ii) R2 shall cause to be delivered to the Shareholders the certificate representing the Consideration Shares, duly endorsed for transfer to the Shareholders.

1.4 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the each of the parties agrees that it shall take all such lawful and necessary action.

1.5 Certain Definitions. The following capitalized terms as used in this Agreement shall have the respective definitions:

"Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

"Best Knowledge" means the actual knowledge, after due investigation and inquiry, of the officers, directors or advisors of the referenced party.

"Charter Documents" shall have the meaning ascribed to such term in Section 4.1.

"Claim Notice" shall have the meaning ascribed to such term in Section 5.3(a).

"Closing" shall have the meaning ascribed to such term in Section 1.2.

"Contract" means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

"Enforceability Exceptions" shall have the meaning ascribed to such term in Section 4.2.

"ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law and the regulations and rules issued pursuant to that act or any successor law.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"FINRA" means the Financial Industry Regulatory Authority.

"GAAP" means generally accepted accounting principles in the United States.

"Governmental Authority" means: (a) the government of the United States: (b) the government of any foreign country; (c) the government of any state or political subdivision of the government of the United States or the government of any foreign country; or (d) any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government which shall include, without limitation, the SEC and FINRA.

"Indemnified Party" shall have the meaning ascribed to such term in Section 5.3.

MAY

"Indemnifying Party" shall have the meaning ascribed to such term in Section 5.3.

"Intellectual Property" shall have the meaning ascribed to such term in Section 2.8.

"Intellectual Property Rights" shall have the meaning ascribed to such term in Section 2.8.

"Knowledge" means the actual knowledge of the officers, directors or advisors of the referenced party.

"Liabilities" means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured.

"Liens" means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

"Material Adverse Effect" means, with respect to any entity, any adverse effect on the business, operations, assets, prospects or financial condition of such entity and its Subsidiaries, taken as a whole, and which is material to such entity or other entities controlling or controlled by such entity or which is likely to materially hinder the performance by such entity or any of its Subsidiaries of their respective obligations hereunder.

"Material Conflict" shall have the meaning ascribed to such term in Section 5.3(a).

"Money Laundering Laws" shall have the meaning ascribed to such term in Section 2.25.

"Notice Period" shall have the meaning ascribed to such term in Section 5.3(a).

"Person" means any individual, corporation, partnership, joint venture, trust, business association, organization, governmental authority or other entity.

"R2 Financial Statements" shall have the meaning ascribed to such term in Section 4.7.

"R2 Intellectual Property Rights" shall have the meaning ascribed to such term in Section 4.14.

"Required Approvals" shall have the meaning ascribed to such term in Section 4.4.

"Securities Act" means the Securities Act of 1933, as amended.

"SEC" means the United States Securities and Exchange Commission.

"Skyborne Financial Statements" shall have the meaning ascribed to such term in Section 2.7.

"Subsidiary" means, with respect to any corporation or other entity, any other corporation or entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar

functions are at the time owned directly or indirectly by such corporation or other entity and/or any of its other Subsidiaries.

"Tax Returns" means all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes.

"Tax" or "Taxes" means any and all applicable central, federal, provincial, state, local, municipal and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

"Transaction" means the transactions contemplated by this Agreement, including the Acquisition.

"Transaction Documents" shall have the meaning ascribed to such term in Section 7.1(a)(v).

"United States" means and includes the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

1.6 Tax Consequences. It is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(B) and/or Section 351 of the Code and the regulations corresponding thereto, so that the Acquisition shall qualify as a tax-free reorganization under the Code. Each party hereto is required to obtain his or its own tax advice with respect to the tax nature of the Transaction.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SKYBORNE AND THE SHAREHOLDERS

Except as otherwise disclosed herein or in the Skyborne disclosure schedule attached hereto, Skyborne and each of the Shareholders hereby represents and warrants to R2 as of the date hereof and as of the Closing Date (unless otherwise indicated), as follows:

2.1 Organization. Each of Skyborne and each of its Subsidiaries has been duly incorporated, validly exists as a corporation, and is in good standing under the laws of its jurisdiction of incorporation, and has the requisite power to carry on its business as now conducted.

2.2 Capitalization. The authorized capital stock of Skyborne consists of 1,000 shares of stock, without par value and undesignated as to class or series, all of which shares are and immediately after the Closing shall be issued and outstanding. Set forth on Schedule 2.2 are the authorized capital stock of each of Skyborne's Subsidiaries, and the number of shares of such capital stock that are and immediately after the Closing shall be issued and outstanding. All of the issued and outstanding shares of capital stock of Skyborne and of each of its Subsidiaries are duly authorized, validly issued, fully paid, non-assessable and were issued free of preemptive rights. There are no voting trusts or any other agreements or understandings with respect to the voting of Skyborne's or its Subsidiaries' capital stock. Except as set forth in this Section, no other class of capital stock of Skyborne or of its Subsidiaries is authorized, issued, reserved for issuance or outstanding. No authorized or outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character by which Skyborne or its

Subsidiaries is obligated to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of its capital stock or other securities. There are no outstanding contractual obligations (contingent or otherwise) of Skyborne or its Subsidiaries to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, Skyborne or such Subsidiaries.

2.3 Subsidiaries. Except as set forth on Schedule 2.3, Skyborne has no direct or indirect Subsidiaries. Schedule 2.3 sets forth the name, jurisdiction of organization, and owners of each Subsidiary of Skyborne.

2.4 Certain Corporate Matters. Skyborne and each of its Subsidiaries is duly qualified to do business in each jurisdiction in which the ownership of its property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on its financial condition, results of operations or business. Skyborne and each of its Subsidiaries has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

2.5 Authority. Skyborne has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Skyborne have been duly authorized by Skyborne's Board of Directors and no other actions on the part of Skyborne are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Skyborne and constitutes a valid and binding agreement, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

2.6 Consents and Approvals; No Violations. Except for applicable requirements, if any, of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Skyborne or the Shareholders of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Skyborne or the Shareholders nor the consummation by Skyborne or the Shareholders of the transactions contemplated hereby, nor compliance by Skyborne or the Shareholders with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or bylaws of Skyborne or of any Subsidiary of Skyborne, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract, agreement or other instrument or obligation to which Skyborne or any Subsidiary of Skyborne or the Shareholders is a party or by which any of Skyborne's any such Subsidiary's properties or assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Skyborne, the Shareholders or any Subsidiary of Skyborne or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to Skyborne taken as a whole.

2.7 Financial Statements. Skyborne has delivered to R2 (i) an unaudited consolidated balance sheet of Skyborne and its Subsidiaries as of June 30, 2019 and the related unaudited consolidated statements of income or operations and cash flows of Skyborne and its Subsidiaries for the six months then ended and (ii) an unaudited consolidated balance sheet of Skyborne and its Subsidiaries as of December 31, 2018 and the related unaudited consolidated statements of income or operations and cash flows of Skyborne and its Subsidiaries for the period from August 23, 2018 (inception) through December 31, 2018, (the items in clauses "(i)" and "(ii)", collectively, the "**Skyborne Financial Statements**"). Except as set forth on Schedule 2.7, the Skyborne Financial Statements fairly present in

all material respects the financial condition and operating results of Skyborne and its Subsidiaries as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Skyborne Financial Statements or in Schedule 2.7, Skyborne has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 2019; (ii) obligations under contracts and commitments incurred in the ordinary course of business; which, in all such cases, individually and in the aggregate would not reasonably be expected to have a Material Adverse Effect on Skyborne.

2.8 Intellectual Property. Skyborne and each of its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights to use, license and exploit all issued patents, copyrights, trademarks, service marks, trade names, trade secrets, and registered domain names and all applications for registration therefor (collectively, the **"Intellectual Property Rights"**) and all computer programs and other computer software, databases, know-how, proprietary technology, formulae, and development tools, together with all goodwill related to any of the foregoing (collectively, the **"Intellectual Property"**), in each case as is necessary to conduct its business as presently conducted, the absence of which would be considered reasonably likely to result in a Material Adverse Effect on Skyborne.

2.9 Litigation. There are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Knowledge of Skyborne, threatened against Skyborne or its Subsidiaries or any of their respective officers or directors in their capacity as such, or any of their properties or businesses, and neither Skyborne nor its Subsidiaries has Knowledge of any facts or circumstances which may reasonably be likely to give rise to any of the foregoing. Neither Skyborne nor any of its Subsidiaries is subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. Neither Skyborne nor its Subsidiaries has entered into any agreement to settle or compromise any proceeding pending or threatened in writing against it which has involved any obligation for which Skyborne or any of its Subsidiaries has any continuing obligation. There are no claims, actions, suits, proceedings, or investigations pending or, to the Knowledge of Skyborne or its Subsidiaries, threatened by or against Skyborne or its Subsidiaries with respect to this Agreement, or in connection with the transactions contemplated hereby, and neither Skyborne nor any of its Subsidiaries has reason to believe there is a valid basis for any such claim, action, suit, proceeding or investigation.

2.10 Legal Compliance. To the Best Knowledge of Skyborne or its Subsidiaries, no claim has been filed against Skyborne or its Subsidiaries alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. Skyborne and its Subsidiaries hold all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of their business as presently conducted.

2.11 Contracts. Except as disclosed in Schedule 2.11, there are no Contracts to which Skyborne or its Subsidiaries or the Shareholders is a party or by which they or any of their properties or assets are bound that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Skyborne. Except as disclosed in Schedule 2.11, neither Skyborne nor any of its Subsidiaries or the Shareholders is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which they are a party or by which they or any of their properties or assets are bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Skyborne. Except as disclosed in Schedule 2.11, each of the Contracts disclosed in Schedule 2.11 is now, and will be at Closing, in full force and effect in accordance with its respective terms. Schedule 2.11 also sets forth a list of all Contracts presently under negotiation by Skyborne or its Subsidiaries.

2.12 Material Changes. Except as disclosed on Schedule 2.12, since December 31, 2018: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect on Skyborne, (ii) neither Skyborne nor any of its Subsidiaries has incurred any Liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (B) Liabilities not required to be reflected in the Skyborne Financial Statements, (iii) Skyborne has not altered its method of accounting, (iv) Skyborne has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) neither Skyborne nor any of its Subsidiaries has issued any equity securities to any officer, director or Affiliate.

2.13 Labor Relations. No labor dispute exists or, to the Knowledge of Skyborne or its Subsidiaries, is imminent with respect to any of the employees of Skyborne or its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect on Skyborne. None of Skyborne or its Subsidiaries' employees is a member of a union that relates to such employee's relationship with Skyborne or its Subsidiaries, and neither Skyborne nor its Subsidiaries is a party to a collective bargaining agreement, and each of Skyborne and its Subsidiaries believes that its relationships with its employees is good. No executive officer, to the Knowledge of Skyborne and its Subsidiaries, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject Skyborne or its Subsidiaries to any liability with respect to any of the foregoing matters. Skyborne and each of its Subsidiaries is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Skyborne.

2.14 Title to Assets. Skyborne and each of its Subsidiaries has good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of Skyborne, in each case free and clear of all Liens, except for Liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Skyborne or its Subsidiaries and Liens for the payment of Taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by Skyborne or its Subsidiaries is held by Skyborne or its Subsidiaries under valid, subsisting and enforceable leases with which Skyborne or its Subsidiaries is in compliance. All real and personal property owned or leased by Skyborne or its Subsidiaries is set forth on Schedule 2.14.

2.15 Transactions with Affiliates and Employees. None of the officers or directors of Skyborne or its Subsidiaries and, to the Knowledge of Skyborne and its Subsidiaries, none of the employees of Skyborne or its Subsidiaries is presently a party to any transaction with Skyborne or its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Skyborne or its Subsidiaries, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $100,000, other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Skyborne or its Subsidiaries and (iii) other employee benefits.

2.16 Business Records and Due Diligence. Skyborne has received and reviewed all of the R2 materials and items set out *infra* in paragraph 4.32.

2.17 Certain Fees. No brokerage or finder's fees or commissions are or will be payable by Skyborne to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

2.18 Registration Rights. No Person has any right to cause Skyborne (or any successor) to effect the registration under the Securities Act of any securities of Skyborne (or any successor).

2.19 Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect on Skyborne, Skyborne and each of its Subsidiaries has timely filed all necessary Tax Returns and has paid or accrued all Taxes shown as due thereon, and neither Skyborne nor its Subsidiaries has Knowledge of a tax deficiency which has been asserted or threatened against Skyborne or its Subsidiaries.

2.20 No General Solicitation. Neither Skyborne nor any person acting on behalf of Skyborne has offered or sold securities in connection herewith by any form of general solicitation or general advertising.

2.21 Foreign Corrupt Practices. Neither Skyborne nor its Subsidiaries, nor to the Knowledge of Skyborne or its Subsidiaries, any agent or other person acting on behalf of Skyborne or its Subsidiaries, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Skyborne or any of its Subsidiaries (or made by any person acting on its behalf of which Skyborne or its Subsidiaries is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended ("**FCPA**").

2.22 Obligations of Management. Skyborne's officers and employees are currently devoting substantially all of their business time to the conduct of business of Skyborne. No officer or key employee is currently working or, to Skyborne's Knowledge, plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise.

2.23 Minute Books. The minute books of Skyborne and its Subsidiaries have, to the extent and for the periods requested by R2, been made available to R2 and contain a complete summary of all meetings and written consents in lieu of meetings of directors and stockholders of Skyborne and its Subsidiaries for the periods requested.

2.24 Employee Benefits. Neither Skyborne nor its Subsidiaries has (and for the two years preceding the date hereof has had no) plans which are subject to ERISA.

2.25 Money Laundering Laws. The operations of Skyborne and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental body (collectively, the "**Money Laundering Laws**") and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Skyborne or its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of Skyborne or its Subsidiaries, threatened.

2.26 Disclosure. The representations and warranties and statements of fact made by Skyborne in this Agreement, and all statements set forth in the certificates delivered by Skyborne at the Closing pursuant to this Agreement, are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading. The copies of all documents furnished by Skyborne pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to R2 or its representatives by or on behalf of Skyborne in connection with this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Except as otherwise disclosed herein or in the Shareholder disclosure schedule attached hereto, each Shareholder severally represents and warrants to R2 as of the date hereof and as of the Closing Date (unless otherwise indicated), as follows:

3.1 Ownership of the Skyborne Shares. The Shareholder owns, beneficially and of record, good and marketable title to the Skyborne Shares, evidenced by Certificate 001 dated August 23, 2018 registered in the name of Michael Lawson and Deborah Lawson, as joint tenants with right of survivorship, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or voting agreements. The Shareholder represents that, except for such Skyborne Shares, he has no right or claim whatsoever to any equity interests of Skyborne and owns no options, warrants or other instruments entitling him to exercise or purchase or convert into equity interests of Skyborne. At the Closing, the Shareholder will convey to R2 good and marketable title to the Skyborne Shares, free and clear of any and all security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders' agreements or restrictions.

3.2 Authority Relative to this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitute a valid and binding agreement of such person, enforceable against such Shareholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

3.3 Acquisition of Restricted Securities for Investment. The Shareholder acknowledges that the Consideration Shares will not be registered pursuant to the Securities Act or any applicable state securities laws, that the Consideration Shares will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations the Consideration Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, the Shareholder is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Further, the Shareholder acknowledges and agrees that:

(a) The Shareholder will be acquiring the Consideration Shares for investment, for such Shareholder's own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. The foregoing shall not be deemed to preclude an intention to transfer Consideration Shares to family members for no consideration. The Shareholder

further represents that he does not have any Contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Consideration Shares.

(b) The Shareholder understands that the Consideration Shares are not registered under the Securities Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof and or Regulation D promulgated under the Securities Act, and that reliance on such exemption is predicated on the Shareholder's representations set forth herein.

3.4 Status of Shareholder. The Shareholder is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, an excerpt of which is included in the attached Annex I, and such Shareholder is not acquiring the Consideration Shares as a result of any advertisement, article, notice or other communication regarding the Consideration Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

3.5 Investment Risk. The Shareholder is able to bear the economic risk of acquiring the Consideration Shares pursuant to the terms of this Agreement, including a complete loss of the Shareholder's investment in the Consideration Shares.

3.6 Restrictive Legends. The Shareholder acknowledges that the certificate(s) representing the Consideration Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:

> "[NEITHER] THIS SECURITY [NOR THE SECURITIES INTO WHICH THIS SECURITY IS [CONVERTIBLE]] HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY [AND THE SECURITIES ISSUABLE UPON [CONVERSION] OF THIS SECURITY] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN "ACCREDITED INVESTOR" AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES."

3.7 Disclosure. The representations and warranties and statements of fact made by the Shareholder in this Agreement, and all statements set forth in the certificates delivered by the Shareholder at the Closing pursuant to this Agreement, are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading. The copies of all documents, if any, furnished by the Shareholder pursuant to the terms of this Agreement are complete and

accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form in connection with this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

3.8 No Disqualification Events. The Shareholder is not subject to any of the "Bad Actor" disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a "**Disqualification Event**"), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Skyborne has exercised reasonable care to determine whether a Shareholder is subject to a Disqualification Event.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF R2

Except as otherwise disclosed herein or in the R2 disclosure schedule attached hereto, R2 hereby represents and warrants to Skyborne and the Shareholders as of the date hereof and as of the Closing Date (unless otherwise indicated), as follows:

4.1 Organization and Qualification. R2 is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the state of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. R2 is not in violation or default of any of the provisions of its articles of incorporation, bylaws or other organizational or charter documents (collectively the "**Charter Documents**"). R2 is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

4.2 Authorization; Enforcement. R2 has the requisite corporate power and authority to enter into and to consummate this Agreement and the transactions contemplated hereby and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by R2 and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of R2 and no further action is required by R2, the Board of Directors or R2's stockholders in connection therewith other than in connection with the Required Approvals, as defined in Section 4.4. The Transaction Documents have been (or upon delivery will have been) duly executed by R2 and, when delivered in accordance with the terms thereof, will constitute the valid and binding obligation of R2 enforceable against R2 in accordance with their respective terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law (the exceptions referenced in the preceding clauses "(i)" through "(iii)", the "**Enforceability Exceptions**").

4.3 No Conflicts. The execution, delivery and performance by R2 of the Transaction Documents and the consummation by R2 of the transactions contemplated thereby do not and will not: (i) conflict with or violate any provision of R2's certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of R2, or give to others any rights of termination, amendment, acceleration or

MA-Z

cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing an R2 debt or otherwise) or other understanding to which R2 is a party or by which any property or asset of R2 is bound or affected, or (iii) subject to the Required Approvals, as defined by Section 4.4, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which R2 is subject (including federal and state securities laws and regulations), or by which any property or asset of R2 is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

4.4 Filings, Consents and Approvals. R2 is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by R2 of this Agreement and the other Transaction Documents, other than such filings as are required to be made under applicable federal and state securities laws relating to the offer and sale of securities (collectively, the "**Required Approvals**").

4.5 The Consideration Shares. The Consideration Shares have been duly and validly issued, fully paid and non-assessable, and are free and clear of all Liens imposed by the current holder or R2 other than restrictions on transfer provided for in this Agreement.

4.6 Capitalization. The capitalization of R2 is as set forth on Schedule 4.6. Other than as set forth in Schedule 4.6, R2 has no authorized or issued and outstanding shares of any class of capital stock. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. Except as set forth on Schedule 4.6, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of R2 Common Stock, or Contracts, commitments, understandings or arrangements by which R2 is or may become bound to issue additional shares of R2 Common Stock. Except as set forth on Schedule 4.6, all of the outstanding shares of capital stock of R2 are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. There are no stockholder agreements, voting agreements or other similar agreements with respect to R2's capital stock to which R2 is a party or, to the Knowledge of R2, between or among any of R2 stockholders.

4.7 SEC Reports; Financial Statements; Shell Status.

R2 has delivered to Skyborne and the Shareholders (i) an unaudited balance sheet as of June 30, 2019 and related unaudited statements of income or operations and cash flows of R2 for the three months then ended and (ii) an unaudited balance sheet as of December 31, 2018 and related unaudited statements of income or operations and cash flows of R2 for the year then ended (the items in clauses "(i)" and "(ii)", collectively, the "**R2 Financial Statements**"). The R2 Financial Statements fairly present in all material respects the financial condition and operating results of R2 as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments.

4.8 Material Changes.

(a) Since December 31, 2018, except as set forth on Schedule 4.8: (i) there has been no event, occurrence or development with respect to R2 that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) R2 has not incurred any Liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with

past practice and (B) liabilities not required to be reflected in R2's financial statements pursuant to GAAP, (iii) R2 has not altered its method of accounting, (iv) R2 has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) R2 has not issued any equity securities to any officer, director or Affiliate.

4.9 Litigation. There are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Knowledge of R2, threatened against R2 or any of its officers or directors in their capacity as such, or any of their respective properties or businesses, and R2 has no Knowledge of any facts or circumstances which may reasonably be likely to give rise to any of the foregoing. R2 is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. R2 has not entered into any agreement to settle or compromise any proceeding pending or threatened in writing against it which has involved any obligation for which R2 has any continuing obligation. There are no claims, actions, suits, proceedings, or investigations pending or, to the Knowledge of R2, threatened by or against R2 with respect to this Agreement, or in connection with the transactions contemplated hereby, and R2 has no reason to believe there is a valid basis for any such claim, action, suit, proceeding or investigation.

4.10 Labor Relations. No labor dispute exists or, to the Knowledge of R2, is imminent with respect to any of the employees of R2 which could reasonably be expected to result in a Material Adverse Effect. None of R2's employees is a member of a union that relates to such employee's relationship with R2, and R2 is not a party to a collective bargaining agreement, and, to R2's Knowledge, R2's relationships with its respective employees is good. No executive officer of R2, to the Knowledge of R2, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other Contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject R2 to any liability with respect to any of the foregoing matters. R2 is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.11 Compliance. To the Knowledge of R2, R2: (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by R2 under), nor has R2 received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body, or (iii) is not in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

4.12 Regulatory Permits. R2 possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (**"Material Permits"**), and R2 has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

4.13 Title to Assets. R2 has good and marketable title in all personal property owned by it that is material to its business, free and clear of all Liens, except for Liens disclosed on Schedule 4.13 or

that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property and Liens for the payment of Taxes, the payment of which is neither delinquent nor subject to penalties. R2 owns no real property. Any real property and facilities held under lease by R2 is held by such entity under valid, subsisting and enforceable leases with which such entity is in compliance.

4.14 Patents and Trademarks.

(a) R2 has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights described on Schedule 4.14(b) (collectively, the "**R2 Intellectual Property Rights**"). Other than the R2 Intellectual Property Rights, there are no intellectual property or similar rights necessary or material for use in connection with R2's business and which the failure to so have could have a Material Adverse Effect. R2 has not received a notice (written or otherwise) that any of the R2 Intellectual Property Rights used by R2 violates or infringes upon the rights of any Person. To the Knowledge of R2, all such R2 Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the R2 Intellectual Property Rights. R2 has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.15 Transactions with Affiliates and Employees. Except as set forth on Schedule 4.15, none of the officers or directors of R2 and, to the Knowledge of R2,none of the employees of R2 is presently a party to any transaction with R2 (other than for services as employees, officers and directors), including any Contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of R2, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $10,000 individually or $25,000 in the aggregate, other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of R2 and (iii) other employee benefits.

4.16 [omitted]

4.17 Certain Fees. No brokerage or finder's fees or commissions are or will be payable by R2 to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

4.18 No Registration. Assuming the accuracy of the Shareholders' representations and warranties set forth in Section 3, no registration under the Securities Act is required for the offer or sale of the Consideration Shares pursuant to this Agreement.

4.19 Investment Company. R2 is not, and is not an Affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

4.20 [omitted]

4.21 Application of Takeover Protections. R2 has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under R2's certificate of

incorporation or the laws of Delaware that is or could become applicable to a Shareholder as a result of Shareholders' ownership of the Consideration Shares.

4.22 No Integrated Offering. To the Knowledge of R2, and assuming the accuracy of the Shareholders' representations and warranties set forth in Section 3, neither R2, nor any of tis respective Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Consideration Shares to be integrated with prior offerings by R2 for purposes of the Securities Act which would require the registration of any such securities under the Securities Act.

4.23 Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, R2 has filed all necessary Tax Returns and has paid or accrued all Taxes shown as due thereon, and R2 has no knowledge of a tax deficiency which has been asserted or threatened against R2.

4.24 No General Solicitation. Neither R2, nor to the Knowledge of R2, any person acting on behalf of R2, has offered or sold any of the Consideration Shares by any form of general solicitation or general advertising.

4.25 Foreign Corrupt Practices. Neither R2, nor to the Knowledge of R2, any agent or other person acting on behalf of R2, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by R2 (or made by any person acting on its behalf of which R2 is aware) which is in violation of law or (iv) violated in any material respect any provision of the FCPA.

4.26 [omitted]

4.27 No Disagreements with Accountants and Lawyers. To the Knowledge of R2, there are no disagreements of any kind, including but not limited to any disagreements regarding fees owed for services rendered, presently existing, or reasonably anticipated by R2 to arise, between R2, on the one hand, and the accountants and lawyers formerly or presently employed by R2, on the other hand, which could affect R2's ability to perform any of its obligations under this Agreement.

4.28 [omitted]

4.29 Money Laundering Laws. The operations of R2 are and have been conducted at all times in compliance with the Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving R2 with respect to the Money Laundering Laws is pending or, to the Knowledge of R2, threatened.

4.30 Minute Books. The minute books of R2 have, to the extent and for the periods requested by Skyborne or the Shareholders, been made available to Skyborne and the Shareholders and contain a complete summary of all meetings and written consents in lieu of meetings of directors and stockholders for the periods requested.

4.31 Employee Benefits. R2 has no plans which are subject to ERISA, and for the two years preceding the date hereof R2 has had no plans which were subject to ERISA.

4.32 Business Records and Due Diligence. Prior to the Closing, R2 shall have made available to Skyborne and the Shareholders, all records and documents relating to R2, which R2 possesses, including, without limitation, books, records, government filings, Tax Returns, Charter Documents, corporate records, stock records, consent decrees, orders, and correspondence, director and stockholder minutes, resolutions and written consents, stock ownership records, financial information and records, which have been requested in writing by Skyborne or the Shareholders.

4.33 Contracts.

(a) Except as set forth in Schedule 4.33(b), there are no Contracts (i) that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of R2 taken as a whole or (ii) that involve the payment to or by R2 of money in excess of $10,000 for any individual Contract or $25,000 in the aggregate. Except as set forth in Schedule 4.33(b), R2 is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.34 No Undisclosed Liabilities.

(a) Except as disclosed in Schedule 4.34(b) or the latest balance sheet included in the R2 Financial Statements, R2 has no liabilities whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.

4.35 No SEC or FINRA Inquiries. To the Knowledge of R2, neither R2 nor any of its present officers or directors is, or has ever been, the subject of any formal or informal inquiry or investigation by the SEC or FINRA.

4.36 Disclosure. The representations and warranties and statements of fact made by R2 in this Agreement, and all statements set forth in the certificates delivered by R2 at the Closing pursuant to this Agreement, are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading. The copies of all documents furnished by R2 pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to Skyborne or its representatives by or on behalf of R2 in connection with this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

ARTICLE 5
INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS

5.1 Indemnification.

(a) Subject to the provisions of this Article 5, and irrespective of any due diligence investigation conducted by Skyborne or the Shareholders with regard to the transactions contemplated hereby, R2 agrees to indemnify fully in respect of, hold harmless and defend Skyborne and the Shareholders, and each of the officers, agents and directors of Skyborne and/or the Shareholders against any damages, liabilities, costs, claims, proceedings, investigations, penalties, judgments, deficiencies, including taxes, expenses (including, but not limited to, any and all interest, penalties and expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation,

commenced or threatened, or any claim whatsoever) and losses (each, a "**Claim**" and collectively "**Claims**") to which it or they may become subject arising out of or based on any breach of or inaccuracy in any of the representations and warranties or covenants or conditions made by R2 in this Agreement.

(b) Subject to the provisions of this Article 5, Skyborne and each Shareholder, and each of their respective owners, agrees to indemnify fully in respect of, hold harmless and defend R2 and any person from whom the Consideration Shares are transferred pursuant to this Agreement, and each of their respective officers, agents, directors and stockholders against any Claims to which they may become subject arising out of or based on any breach of or inaccuracy in any of the representations and warranties or covenants or conditions made by Skyborne and/or any Shareholder in this Agreement.

5.2 Survival of Representations and Warranties. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties given or made by R2, Skyborne and the Shareholders under this Agreement shall survive the date hereof for a period of forty-eight (48) months from and after the Closing Date (the last day of such period is herein referred to as the "**Expiration Date**"), except that any written claim for breach thereof made and delivered prior to the Expiration Date to the party against whom such indemnification is sought shall survive thereafter and, as to any such claim, such applicable expiration will not effect the rights to indemnification of the party making such claim; provided, however, that any representations and warranties that were fraudulently made shall not expire on the Expiration Date and shall survive indefinitely and claims with respect to fraud by R2, Skyborne or the Shareholders must be made at any time, as long as such claim is made within a reasonable period of time after discovery by the claiming party.

5.3 Method of Asserting Claims, Etc. The party claiming indemnification is hereinafter referred to as the "**Indemnified Party**" and the party against whom such claims are asserted hereunder is hereinafter referred to as the "**Indemnifying Party**." All Claims for indemnification by any Indemnified Party under this Article 5 shall be asserted as follows:

(a) In the event that any Claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall, within ten (10) business days from the date upon which the Indemnified Party has Knowledge of such Claim, notify the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim or demand) (the "**Claim Notice**"). The Indemnified Party's failure to so notify the Indemnifying Party in accordance with the provisions of this Agreement shall not relieve the Indemnifying Party of liability hereunder unless such failure materially prejudices the Indemnifying Party's ability to defend against the claim or demand. The Indemnifying Party shall have 30 days from the giving of the Claim Notice (the "**Notice Period**") to notify the Indemnified Party: (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Claim or demand, and (ii) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Claims or demand; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading which he shall deem necessary or appropriate to protect his interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that he, she or it does not dispute liability for indemnification under this Article 5 and that such person desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to defend by all appropriate proceedings, which proceedings shall be promptly settled or prosecuted by him to a final conclusion. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and

expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that the employment thereof has been specifically authorized by the Indemnifying Party in writing, the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party (a "**Material Conflict**"). If requested by the Indemnifying Party and there is no Material Conflict, the Indemnified Party agrees to cooperate with the Indemnifying Party and his, her or its counsel in contesting any Claim or demand which the Indemnifying Party elects to contest or, if appropriate and related to the Claim in question, in making any Counterclaim against the person asserting the third party Claim or demand, or any cross-complaint against any person. No Claim for which indemnity is sought hereunder and for which the Indemnifying Party has acknowledged liability for indemnification under this Article 5 may be settled without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(b) In the event any Indemnified Party should have a Claim against any Indemnifying Party hereunder which does not involve a Claim or demand being asserted against or sought to be collected from him by a third party, the Indemnified Party shall give a Claim Notice with respect to such Claim to the Indemnifying Party. If, after receipt of a Claim Notice, the Indemnifying Party does not notify the Indemnified Party within the Notice Period that he, she or it disputes such Claim, then the Indemnifying Party shall be deemed to have admitted liability for such Claim in the amount set forth in the Claim Notice.

(c) The Indemnifying Party shall be given the opportunity to defend the respective Claim.

ARTICLE 6
COVENANTS OF THE PARTIES

6.1 Corporate Examinations and Investigations. Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of Skyborne and R2 as each party may request. In order that each party may have the full opportunity to do so, the parties shall furnish each party and its representatives during such period with all such information concerning the affairs of Skyborne and R2 as each party or its representatives may reasonably request and cause Skyborne and R2 and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party's representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party's premises, with copies thereof to be provided to each party and/or its representatives upon request.

6.2 Cooperation; Consents. Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Acquisition and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

6.3 Conduct of Business. Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (ii) not enter into any material

transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of Skyborne and the Shareholders on the one hand and R2 on the other hand. Without the prior written consent of the other parties, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

6.4 Litigation. From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a Material Adverse Effect.

6.5 Notice of Default. From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party's representations or warranties herein.

6.6 Officers and Directors. Effective on the Closing, Skyborne shall cause the Board of Directors and officers of Skyborne to be as set forth on Schedule 6.6.

6.7 Confidentiality; Access to Information.

(a) Confidentiality. Any confidentiality agreement or letter of intent previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article 8 hereof, each party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Transaction contemplated hereby.

(b) Access to Information.

(i) Skyborne will afford R2 and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Skyborne during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Skyborne, as R2 may reasonably request. No information or Knowledge obtained by R2 in any investigation pursuant to this Section 6.7(b) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

(ii) R2 will afford Skyborne and the Shareholders and their respective financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of R2 during the period prior to the Closing to obtain all information concerning the business, including the

status of product development efforts, properties, results of operations and personnel of R2, as Skyborne and the Shareholders may reasonably request. No information or knowledge obtained by Skyborne and the Shareholders in any investigation pursuant to this Section 6.7(b) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

6.8 Public Disclosure. Except to the extent previously disclosed or to the extent the parties believe that they are required by applicable law or regulation to make disclosure, prior to Closing, no party shall issue any statement or communication to the public regarding the transaction contemplated herein without the consent of the other party, which consent shall not be unreasonably withheld. To the extent a party hereto believes it is required by law or regulation to make disclosure regarding the Transaction, it shall, if possible, immediately notify the other party prior to such disclosure.

ARTICLE 7
CONDITIONS TO CLOSING

7.1 Conditions to Obligations of Skyborne and the Shareholders. The obligations of Skyborne and the Shareholders under this Agreement shall be subject to each of the following conditions:

(a) Closing Deliveries. At the Closing, R2 shall have delivered or caused to be delivered to Skyborne and the Shareholders (or in the case of the certificate evidencing the Consideration Shares, to the Exchange Agent) the following:

(i) this Agreement duly executed by R2;

(iii) a certificate representing the Consideration Shares to be delivered pursuant to this Agreement, duly endorsed for transfer to DCL;

(v) a certificate of the Secretary of R2, dated as of the Closing Date, certifying as to (i) the incumbency of officers of R2 executing this Agreement and all exhibits and schedules hereto and all other documents, instruments and writings required pursuant to this Agreement (the "**Transaction Documents**"), (ii) a copy of the Certificate of Incorporation and By-Laws of R2 as in effect on and as of the Closing Date, and (iii) a copy of the resolutions of the Board of Directors of R2 authorizing and approving R2's execution, delivery and performance of the Transaction Documents, all matters in connection with the Transaction Documents, and the transactions contemplated thereby;

(vi) all corporate records, board minutes and resolutions, tax and financial records, agreements, seals and any other information or documents reasonably requested by Skyborne's representatives with respect to R2;

(vii) such other documents as Skyborne and/or the Shareholders may reasonably request in connection with the transactions contemplated hereby; and

(viii) a certificate, dated the Closing Date, of an officer of R2, certifying as to the compliance by R2 with the conditions of Section 7.1(b) below.

(b) Representations and Warranties to be True. The representations and warranties of R2 herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. R2 shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c) No Adverse Effect. The business and operations of R2 shall not have suffered any Material Adverse Effect.

7.2 Conditions to Obligations of R2. The obligations of R2 under this Agreement shall be subject to each of the following conditions:

(a) Closing Deliveries. On the Closing Date, Skyborne and the Shareholders shall have delivered to R2 the following:

(i) this Agreement duly executed by Skyborne and the Shareholders;

(ii) resolutions duly adopted by the Board of Directors of Skyborne authorizing and approving the execution, delivery and performance of this Agreement;

(iii) certificate(s) representing the Skyborne Shares to be delivered pursuant to this Agreement, duly registered in the name of R2;

(v) a certificate of the Secretary or other duly qualified officer of Skyborne, dated as of the Closing Date, certifying as to (i) the incumbency of officers of Skyborne executing this Agreement and all Transaction Documents, (ii) a copy of the Articles of Incorporation and By-Laws of Skyborne, each as in effect on and as of the Closing Date, and (iii) a copy of the resolutions of the Board of Directors of Skyborne authorizing and approving Skyborne's execution, delivery and performance of the Transaction Documents to which it is a party, all matters in connection with the Transaction Documents, and the Transaction contemplated thereby;

(vi) a certificate, dated the Closing Date, of an officer of Skyborne, certifying as to the compliance by Skyborne with the conditions of Section 7.2(b) below applicable to it; and

(vii) all corporate records, board minutes and resolutions, tax and financial records, agreements, seals and such other documents as R2 may reasonably request in connection with the transactions contemplated hereby.

(b) Representations and Warranties True and Correct. The representations and warranties of Skyborne and the Shareholders herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Skyborne and the Shareholders shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) Skyborne Liabilities. At the Closing, Neither Skyborne nor its Subsidiaries shall have any liabilities (contingent or otherwise) other than as set forth on Schedule 7.2(f).

(d) No Adverse Effect. The business and operations of Skyborne shall not have suffered any Material Adverse Effect.

ARTICLE 8
TERMINATION

8.1 This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of the parties;

(b) by any party if the Transaction shall not have been consummated for any reason by October 31, 2019; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transaction to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by any party if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which order, decree, ruling or other action is final and non-appealable; or

(d) by R2, on the one hand, and Skyborne and the Shareholders, on the other hand, upon a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement, or if any representation or warranty of the other shall have become materially untrue, in either case such that the conditions to closing set forth in Section 7 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the representations and warranties is curable prior to the Closing Date, then such party may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from such party to the breaching party of such breach, provided the breaching party continues to exercise commercially reasonable efforts to cure such breach (it being understood that the non-breaching party may not terminate this Agreement pursuant to this Section 8.1(d) if they shall have materially breached this Agreement).

8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Transaction shall be abandoned, except as set forth in Section 8.1, Section 8.2 and Article 9 (General Provisions), each of which shall survive the termination of this Agreement.

ARTICLE 9

GENERAL PROVISIONS

9.1 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

(i)	if to R2, to:	R Squared Technologies, Inc. 517 Dumaine, PH4 New Orleans, LA 70116 Attn: President
	With a copy (by fax only) to:	Keith Moskowitz, Esq. Eilenberg & Krause LLP Facsimile (212) 986-2399
(ii)	if to Shareholders, to:	to the address set forth on the respective Shareholder signature page
(iii)	if to Skyborne, to:	Skyborne Technology, Inc. 115 County Road 381 Wewahitchka, Florida 32465 Attn: CEO
	With a copy to:	Christopher M. Holland, Esq. Commodore Boulevard, Unit 1102 Cocoa Beach, Florida 32931

9.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

9.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

9.4 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by all parties. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

9.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The parties may not assign this Agreement or any rights or obligations hereunder.

9.6 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

9.7 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents

(whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any action, suit or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

9.8 Execution; Manner of Delivery. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature to this Agreement or other Transaction Document is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

9.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

9.10 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

9.11 Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto.

9.12 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY,

IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

9.13 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties have executed this Securities Exchange Agreement as of the date first written above.

R2:

R SQUARED TECHNOLOGIES, INC.,
a Delaware corporation

By: ______________________
Name: William Robinson
Title: President

SKYBORNE:

SKYBORNE TECHNOLOGY, INC.,
a Florida corporation

By: ______________________
Name: Michael Lawson
Title: CEO

SHAREHOLDER:

For natural persons:

____
Name:

For non-natural persons:

CRESCENT SAINTS HOLDINGS, LLC
Name of Entity

By: ______________________
Name: WILLIAM ROBINSON / CRESCENT SAINTS HOLDINGS, LLC
Title: MANAGING PARTNER

For all Shareholders:

Address:

Email:
Facsimile:

ANNEX A

Definition of Accredited Investor

The securities will only be sold to investors who represent in writing in the Securities Purchase Agreement that they are accredited investors, as defined in Regulation D, Rule 501 under the Act which definition is set forth below:

1. A natural person whose net worth, or joint net worth with spouse, at the time of purchase exceeds $1 million (excluding principal residence); or

2. A natural person whose individual gross income exceeded $200,000 or whose joint income with that person's spouse exceeded $300,000 in each of the last two years, and who reasonably expects to exceed such income level in the current year; or

3. A trust with total assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person described in Regulation D; or

4. A director or executive officer of the Company; or

5. The investor is an entity, all of the owners of which are accredited investors; or

6. (a) bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act, (b) any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, (c) an insurance Company as defined in Section 2(13) of the Act, (d) an investment Company registered under the Investment Company Act of 1940 or a business development Company as defined in Section 2(a)(48) of such Act, (e) a Small Business Investment Company licensed by the United States Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, (f) an employee benefit plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, if such plan has total assets in excess of $5 million, (g) an employee benefit plan within the meaning of Title I of the Employee Retirement Income Securities Act of 1974, and the employee benefit plan has assets in excess of $5 million, or the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, that is either a bank, savings and loan institution, insurance Company, or registered investment advisor, or, if a self-directed plan, with an investment decisions made solely by persons that are accredited investors, (h) a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, or (i) an organization described in Section 501(c)(3) of the Internal Revenue code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with assets in excess of $5 million.

SCHEDULES

Schedule 6.6

Skyborne Board of Directors and Officers:

Mike Lawson, Chairman of the Board and CEO
David Dugas, Director and President
William Robinson, Director and CFO